EXHIBIT 23

                          Independent Auditors' Consent


The Board of Directors
Ridgewood Financial, Inc.:


We consent to incorporation by reference in the Registration Statement on Form S-8 of Ridgewood Financial, Inc. of our report dated January 21, 1999, relating to the consolidated statements of financial condition of Ridgewood Financial, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-KSB of Ridgewood Financial, Inc.



                                    /s/KPMG LLP

                                    KPMG LLP

Short Hills, New Jersey
March 29, 1999